Teaming Agreement between TAG and HMLA and FOMO

This Teaming Agreement (the "Agreement") is made and entered into as of the undersigned date (the "Effective Date") between The Agrarian Group, LLC, ("TAG") and Himalaya Technologies, Inc. (OTC: HMLA) and FOMO CORP. (OTC: FOMC) combined for reference in this Agreement as ("HMLA/FOMO"), and hereinafter with TAG referred to collectively as the "Parties".

WHEREAS, FOMO and HMLA have the same CEO, Vikram Grover.

WHEREAS, FOMO owns equity in HMLA, TAG owns equity in HMLA, and HMLA owns equity in TAG.

WHEREAS, increased business development for all three companies and their subsidiaries creates synergistic lift in the value of each company.

WHEREAS, FOMO's wholly owned subsidiary, The Energy Intelligence Center, LLC (EIC) focuses on energy optimization for commercial, industrial, institutional, and multifamily residential properties.

WHEREAS, FOMO's wholly owned subsidiary IAQ Technologies, LLC (IAQT) focuses on air quality for commercial, industrial, institutional, and multifamily residential properties.

WHEREAS, TAG focuses on optimization software for controlled environment agriculture and developing indoor farming solutions for commercial, industrial, institutional, multifamily residential properties, as well as single family residential and apartment properties.

NOW, THEREFORE, the Parties hereby agree, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as follows:

1. **Definitions.** The following definitions apply to capitalized terms in this Agreement. All other capitalized terms are defined in the body of the Agreement.

1.1. "Confidential Information" means all proprietary information disclosed by one Partner to the other Partner including (without limitation)

(a) proprietary product-related technology, ideas, know-how, and algorithms whether owned by the Party or licensed to the Party from a third party.";

(b) trade secrets;

(c) either Partner's technical, business or financial information and plans;

(d) the terms of this Agreement; and

Teaming Agreement between TAG and HMLA and FOMO

(e) any item marked as confidential by the disclosing Partner.

1.2. "Confidential Information" shall not include information that the receiving Partner can show

(a) is or becomes generally known or publicly available through no fault of the receiving Partner.

(b) is known by or in the possession of the receiving Partner prior to its disclosure, as evidenced by business records, and is not subject to restriction.

(c) is lawfully obtained from a third party who has the right to make such disclosure.

(d) is at any time developed independently by receiving Partner or its direct affiliates; or,

(e) is disclosed pursuant to a lawful requirement of a governmental agency or to a court order in connection with a judicial proceeding, but then only to the extent so required or ordered; in such case receiving Partner will use reasonable efforts to timely advise the disclosing Partner prior to disclosure so that disclosing Partner will have an opportunity to seek a protective order or other appropriate relief.

1.3. "Documentation" means any user documentation, on any media, provided by the Parties for use with the product.

1.4. "End User" and "Customer" means any person or entity that purchases a product or products solely for its own internal use.

1.5.

1.5 "FOMO Offerings" means energy optimization and air quality

1.6. "TAG Offerings" means optimization software and indoor farming

2. The Parties will give each other the right of first refusal to provide solutions.

3. EXHIBIT A: Mutual Right of First Refusal

4. FOMO will allow TAG to use contact files per EXHIBIT B.

5. EXHIBIT B: FOMO Contacts

6. The Parties will provide leads to the other Party at their discretion per EXHIBIT C.

7. EXHIBIT C: Mutual Referral Agreement

Teaming Agreement between TAG and HMLA and FOMO

8. **Confidential Information.** The Parties shall protect each other's Confidential Information from unauthorized dissemination and use with the same degree of care that each Partner uses to protect its own like information. Neither Mutual Partner shall disclose to third parties the other's Confidential Information without the prior written consent. Neither Mutual Partner shall use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each employee or agent of the Parties performing duties hereunder shall be made aware of this Agreement.

9. **Ownership of Intellectual Property.** The Parties hereby agree and acknowledge that their suppliers, partners and licensors (if any) own and shall retain all right, title and interest in and to (a) the manufacture and/or production of all products (including all copies and derivative works thereof, by whomever produced), and associated product documentation, including all intellectual property rights embodied therein; (b) all of the service marks, trademarks, trade names or any other designations, and (c) all copyrights, patent rights, trade secret rights, and other proprietary rights in the product, and that the Parties shall have no rights with respect thereto other than the limited rights expressly set forth in this Agreement.

10. **Trademark.** The Parties may use the then current product names, logos and other trademarks ("mark(s)") on the product and all marketing and promotional material therefore as authorized by each other for all proper purposes in the performance of the Parties 'duties hereunder. The Parties 'use of such marks shall include but not be limited to, mark usage and advertising policies. The Parties shall have no claim or right to such marks and Partners shall not make any claim or contest the use of any such mark. Except as expressly authorized in writing, Partner shall not file or attempt to register any mark or any mark confusingly similar thereto.

11. **Non-Competition, Non-Solicitation, and Non-Circumvention.**

(a) Non-competition. Except as authorized by HMLA/FOMO during the term of this Agreement and for a period of twelve (12) months thereafter (the "Non-Compete Period"), neither Party will either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the other Party, or in any manner influence such person to cease doing business in part or in whole with the other party ; (ii) engage in a Competing Business; or (iv) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant.

(i) Notwithstanding anything herein to the contrary, Company acknowledges that the Channel Partner may have other existing outside interests. Provided such:

(1) interests do not affect the Parties ability to competently perform obligations hereunder, and

(2) Entities do not compete with the Party's business; The other Party hereby consents to allow the Party to continue to provide services to such other entities.

(b) Non-Solicitation and Non-Circumvention. During the Term and for a period of twelve (12) months following the termination of this Agreement, the Parties will not directly or indirectly, whether for his account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were or are customers of the Party during the term of this Agreement, or prospective new customers established during the term of this Agreement with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates which are competing businesses with the Party.

12. **Term and Termination**

12.1. **Term.** This Agreement shall commence on the Effective Date and will remain in full force and effect for an initial term of one (1) year unless earlier terminated under this Agreement.

12.2. **Renewal.** The term shall automatically renew for successive renewal terms ("Renewal Term") unless otherwise terminated.

12.3. **Termination without Cause.** Either party may terminate this Agreement without cause upon forty-five (45) days prior written notice to the other party.

12.4. **Termination for Cause or Good Reason.** Either Mutual Partner may terminate this Agreement, effective immediately upon written notice to the other party if:

(a) a Partner materially breaches any term of this Agreement and fails to cure such breach, which is a curable breach, within thirty (30) days after receipt of the non-breaching Partner's written notice of such breach;

(b) a Partner materially breaches any term of this Agreement which is not capable of cure;

(c) a Partner dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors;

(d) a voluntary or involuntary petition or proceeding is commenced by or against a Partner under federal, state or foreign bankruptcy laws; or

(e) a Partner becomes insolvent, is unable to pay its debts as they become due or ceases to conduct business in the normal course.

Teaming Agreement between TAG and HMLA and FOMO

Termination of this Agreement under this Section will be without prejudice to any other remedy which may be available under applicable law.

12.5. **Effects of Termination.** Upon any termination or expiration of this Agreement:

(a) Partner shall cease to be an authorized Partner of Product and all rights and licenses granted to Partner hereunder shall cease;

(b) Partner shall immediately:

(i) cease all use and distribution of all products set forth in Schedules Partner;

(ii) discontinue any use of the marks; and

(iii) cease to promote, solicit or procure orders for all products.

(c) Other Effects of Termination.

(i) Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated the provisions of **Sections 8, 9, 10, 11, 12, 13, and Exhibits A - C** of this Agreement shall survive such termination and continue in full force and effect.

12.6. **Continuing Obligations.** The termination of this Agreement shall not release a Partner from the obligation to pay any sum that such Partner may then owe to the other Partner, or from the obligation to perform any other duty or to discharge any other liability incurred by Partner prior thereto.

13. **Indemnification**

13.1. **Indemnity.** Mutual Partner shall indemnify and hold the Partner selling to the end user harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) which arise as a result of any claim based on a representation, covenant or agreement made under this Agreement for any product set forth on Schedule 1 or 2 as appropriate.

13.2. **Conditions to Indemnity.** Obligations to the Partner selling to the end user under this Section are contingent upon:

(a) prompt written notice by the Partner selling to the end user of any product-related claim to the other Partner;

(b) provision of reasonable assistance for the defense of the claim by the other Partner and;

(c) Partner selling to the end user has the right to control the defense or settlement of the claim, provided, however, that the other Partner shall have the right to participate in, but not control, any litigation for which indemnification is sought with counsel of its own choosing, at its own expense.

14. **Intellectual Property Infringement**

14.1. **Indemnity.** Mutual Partner shall indemnify and hold the Partner selling to the end user harmless from all liability for infringement of any patent, copyright or trademark rights or other intellectual property rights of third parties which result from the sale of any of its products as appropriate. Such Mutual Partner agrees to defend the other Partner in such infringement suit or any product liability suit resulting from the use or sale of products as appropriate, including but not limited to, out of court settlements, court costs, reasonable attorney's fees or any money judgment awarded at the conclusion of such suits subject to the understanding that the Mutual Partner shall have exclusive control over the defense and/or settlement of such suits.

14.2. **Conditions to Indemnity.** Obligations to the Partner selling to the end user under this Section are contingent upon:

(a) prompt written notice by the Partner selling to the end user of any product-related claim to the other Partner;

(b) allowing Mutual Partner to control the defense and any related settlement of any such claim; and

(c) furnishing the Partner selling the end user with reasonable assistance in the defense of any such claim, so long as Mutual Partner pays Partner's reasonable out-of- pocket expenses.

15.1. **Limitations of Indemnity.** The Parties shall have no obligation under this Agreement to each other for any claim of infringement or misappropriation to the extent that it results from

(a) modifications to the products made other than by a Partner;

(b) failure of Partner selling to end user to use updated or modified products provided by Mutual Partner to avoid a claim of infringement or misappropriation;

(c) non-compliance with designs, plans or specifications furnished; or

(d) any opening of or other tampering with products by unauthorized personnel.

15.2. THE FOREGOING PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND THE EXCLUSIVE REMEDY OF EACH PARTNER WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY THIRD-PARTY PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS

16. **LIMITATION OF LIABILITY.** A PARTNER WILL NOT BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST PROFITS, LOST REPUTATIONS), WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS IN ADVANCE. THIS EXCLUSION INCLUDES ANY LIABILITY THAT MAY ARISE OUT OF THIRD-PARTY CLAIMS AGAINST THE OTHER PARTNER. IN NO EVENT WILL A PARTNER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY THE OTHER PARTNER. IN ADDITION, IN NO EVENT WHATSOEVER SHALL A PARTNER'S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY RECEIVED BY IT FROM THE OTHER PARTNER DURING THE THIRTY-SIX (36) MONTHS PRECEDING THE EVENT WHICH GAVE RISE TO SUCH LIABILITY.

17. **General Provision**

17.1. **Notice.** Any notices required or permitted shall be given to the appropriate Partner at the address specified above, or at such other address as the Parties shall specify in writing and shall be effective upon actual receipt.

17.2. **Assignment.** Mutual Partner may not assign this agreement nor any right or obligation of this agreement, by operation of law or otherwise, without prior written consent of the Mutual Partner, which shall not be unreasonably withheld.

17.3. **Independent Contractors.** The Parties are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is created by this Agreement.

17.4. **Severability.** The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.5. **Headings.** The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.6. **Interpretation.** In construing or interpreting this Agreement, the word "or" shall not be construed as exclusive, and the word "including" shall not be limiting. The Parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction

in favor of or against either Partner or that ambiguities shall not be interpreted against the drafting Partner.

17.7. **Amendments.** No change or modification of this Agreement will be valid unless it is in writing and signed by the Parties to this Agreement.

17.8. **No Waiver.** A Partner's failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

17.9. **Governing law.** This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws rules.

17.10. **Jurisdiction.** The parties submit all their disputes arising out of or in connection with this Agreement to the exclusive jurisdiction of the Courts of the Commonwealth of Pennsylvania.

17.11. **Compliance of Law.** The parties shall comply with any and all applicable laws, rules and regulations of the governmental authorities concerned.

17.12. **Force Majeure.** Neither Partner shall not be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to causes beyond its reasonable control, including but not limited to acts of God, war, strikes or labor disputes, embargoes, government orders or any other force majeure event. In the event of a threatened default or default as a result of any of the above causes, the defaulting party shall exercise its best efforts to avoid and cure such default. In the event such an event prevents performance thereunder for a period in excess of ninety (90) days, then the non-defaulting party may elect to terminate this Agreement and/or cancel or suspend any purchase orders thereunder by a written notice to the defaulting party.

17.13. **Export and Import Controls.** Each party shall be responsible for: (a) complying with all export restrictions, laws and regulations; (b) securing all permits and other licenses necessary to carry out its obligations under this Agreement; and (c) paying all tariffs, duties and the like, associated with its export of any goods or the use of any information in connection with the sold products.

17.14. **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

17.15. **Entire Agreement.** This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

Teaming Agreement between TAG and HMLA and FOMO

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

The Agrarian Group, LLC

DocuSigned by:
John New
30E120F28C864CE...
______________________________ Date: 2/23/2022

John New, Executive Chairman
2929 Arch Street, Suite 200B
Philadelphia, PA 19104

Himalaya Technologies, Inc.

Vikram Grover, CEO

1 E Erie Street, Suite 525, Unit #2250
Chicago, IL 60611

FOMO CORP.

Vikram Grover, CEO

1 E Erie Street, Suite 525, Unit #2250
Chicago, IL 60611

Teaming Agreement between TAG and HMLA and FOMO

Teaming Agreement between TAG and HMLA and FOMO

EXHIBIT A: Mutual Right of First Refusal

If and when TAG identifies a prospective customer or has an active customer, who seeks FOMO Offerings, TAG will give FOMO or the designated point person at one of FOMO's subsidiaries the Right of First Refusal to provide the services at a cost that matches or is less than other service providers.

If and when FOMO or one of its subsidiaries identifies a prospective customer or has an active customer, who seeks TAG Offerings, FOMO will give TAG the Right of First Refusal to provide the services at a cost that matches or is less than other service providers.

EXHIBIT B: FOMO Contacts

FOMC has certain assets, such as prospective customers and contact lists acquired through its purchase of Purge Virus, LLC (now IAQ Technologies), the Energy Intelligence Center, LLC (EIC) and Independence LED Lighting, LLC (ILED – now included with the EIC offerings), LLC.

FOMO grants TAG the opportunity to use its contact files as of the signing of this agreement to generate new business relationships, so long as they are non-competitive with FOMO Offerings.

As FOMO continues to acquire other companies, such as SMARTSolution Technologies (SST), FOMO may share at its discretion the contacts with TAG. In the case of SST, which has active customers that are either schools or school districts, those contacts may have an interest in TAG Offerings.

EXHIBIT C: Mutual Referral Agreement

For this EXHIBIT, TAG, HMLA, and FOMO are referred to as "Partner" or "Partners".

1. **Definitions** (per the Teaming Agreement)

2. **Appointment of Partner**

2.1. **Authorization and Appointment.** Each Partner hereby authorizes and appoints the other Partner, and such Partner accepts the appointment as a non-exclusive Partner for the products or services as appropriate for referrals to end users.

2.2. **Revision of Authorization.** Each Partner reserves the right, upon notice to the other Partner, to revise the list of products or services at any time during the term of this Agreement.

2.3. **Commissions for Referrals.** Either Partner may choose on a case-by-case basis to provide leads to the other Partner in exchange for a 5% commission on the gross revenue generated from the sale of the products or services. This includes any ongoing sales of products or services beyond the initial sale and extending 1 year past termination, if this automatically renewable agreement is terminated by either party. The receiving party of the lead may choose to reject the lead, on a case-by-case basis if the receiving party is already engaged in some way on the sales

path with the lead. Referral Commissions are paid for by the 15th of each month for the trailing month of business generated. To earn commissions, Parties must transition a contact into an appointment that is set for the other Party. The appointment setting, with the subsequent meeting via call, video conference or in person meeting is the benchmark for the commissions.

3. **Prices and Payments**

3.1. **Prices.** The price payable by the customer to the Partner for each product or service will be set by the provider.

3.2. **Revision of Prices.** A Partner may, with prior written notice to the other Partner, change the prices for any or all of its products as appropriate.

3.3. **Payments.** Unless otherwise agreed, referral commission Payment shall be made by check or via interbank transfer to the banking coordinates specified by the appropriate Partner.

3.5. **Taxes.** Each Partner shall bear and be responsible for the collection and payment of any and all taxes associated with a product's resale, including sales taxes. Resale certificates provided by a Partner claiming exemption from sales taxes must be in a form acceptable by the sales taxing authorities.

4. **Orders**

4.1. **Purchase Orders.** All orders for the products submitted by a Partner shall be in writing and sent to the other Partner at the address set forth by the Customer unless otherwise specified. Purchase orders shall contain, at a minimum, the following:

(a) product description including model or part number as appropriate,

(b) quantity requested;

(c) price

(d) payment arrangements;

(e) requested delivery date;

4.2. **Acceptance.** A Partner shall promptly acknowledge receipt of the purchase order from the other Partner. Any order not acknowledged as received within seven (7) business day period shall be deemed to have been accepted.

4.3. **Cancellation.** Any Partner has the right to cancel any purchase order without any liability to the other Partner upon written consent by such other Partner.

5. **Shipment and Delivery**

5.1. **Delivery.** A delivery date is expected to be requested in the purchase order.

5.2. **Cost of Delivery.** Unless instructed otherwise in the purchase order, the Partner making the sale to the end user shall be responsible for all shipping costs upon delivery of the product, including import, export fee, packing, shipping, freight, and insurance charges.

5.3. **Failure or Delay in Delivery.** All commercially reasonable efforts shall be made to meet the delivery date specified in the purchase order, but a Partner shall not be liable for failure to deliver or for any delay or effort in delivery of product. In a case where delivery cannot be made by the delivery date specified in the purchase order, prompt notice of this fact shall be given followed by good faith discussions to establish a satisfactory delivery date.

5.4. **Shipment.** Product(s) shall be shipped directly to Partner at the address set forth above and not to any end user unless specifically agreed to in advance.

5.5. **Risk of Loss.** Title, risk of loss, theft, and damage shall pass to a Partner upon delivery of the product(s) to the Partner at its address set forth above unless otherwise specified.

5.6. **Defective Products.** In the event that the product is found to be defective ("Defective Product") within ten (10) business days of acceptance of the product, Partner shall promptly send notification via e-mail or fax of the existence of such Defective Product. A good faith effort will be made by the Parties to work to resolve the problem without sending the Defective Product back. Should it be determined that the Defective Product contains a defect which cannot be remedied without having such Defective Product shipped back and a replacement for the Defective Product will be resent.

6. **Mutual Partner Responsibility**

6.1. **Marketing.** The Parties shall use their best efforts to market, advertise, and otherwise promote and sell all products set forth as appropriate.

6.2. **Employee Training.** The Parties shall ensure that any of its employees who are responsible for the marketing, sales, and technical support of the products have proper skill, training and background to enable them to provide such marketing, sales, and technical support service in a competent and professional manner.

Teaming Agreement between TAG and HMLA and FOMO

6.3. **Repair and Evaluation Materials.** The Parties shall maintain or have immediate access to adequate spare units and or spare parts necessary to provide marketing, sales, and technical support service to end user.

6.4. **Cooperation.** The Parties agree to work closely with each other and use their best efforts to generate mutual product sales.

6.6. **Reverse Engineering.** The Parties hereby agree not to

(a) create or attempt to create by reverse engineering or disassembly the internal structure, the source code, hardware design, or organization of the product(s) or any part thereof, or to aid or to permit others to do so, except and only to the extent expressly permitted by applicable law;

(b) remove any product identification or notices of any proprietary or copyright restrictions from any product or any product support material;

(c) copy, modify, or translate embedded product software or, unless otherwise agreed, develop any derivative works thereof or include any portion of the software in any other software program; and

(d) separate the product into component parts for distribution or transfer to a third party.

6.7. **End User Information.** The Parties agree to provide to each other the name and address of any end user as may be appropriate.

6.8. **Records and Reports.** The Parties shall maintain records of their marketing, sales, and support and maintenance service activities under this Agreement for a period of three (3) years after termination of Agreement. Upon request, the Mutual Partner shall provide each other with reports describing their sales activities for the products listed on Schedule 1 or 2 as appropriate.

7. **Warranty**

7.1. The Parties shall provide a manufacturer's original warranty for each product sold to the end user. This warranty will set forth the complete terms and conditions of the manufacturer's liability. The Parties will not issue any warranty or have any liability on product sales beyond those stated in the manufacturer's warranty. However, the warranty as stated therein will not apply to any damage resulting from unauthorized use or negligence

Teaming Agreement between TAG and HMLA and FOMO